  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1997
                                                      REGISTRATION NO. 333-1315
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                         PRE-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-3

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              AURA SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              95-4106394
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

               2335 ALASKA AVENUE, EL SEGUNDO, CALIFORNIA 90245
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                 ZVI (HARRY) KURTZMAN, CHIEF EXECUTIVE OFFICER
                              AURA SYSTEMS, INC.
                              2335 ALASKA AVENUE
                             EL SEGUNDO, CA 90245
                                (310) 643-5300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:

                             SAMUEL S. GUZIK, ESQ.
                              GUZIK & ASSOCIATES
                      1800 CENTURY PARK EAST, FIFTH FLOOR
                             LOS ANGELES, CA 90067
                                (310) 788-8600

  Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

  If the only securities registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                     CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM PROPOSED MAXIMUM
                                                  OFFERING PRICE     AGGREGATE      AMOUNT OF
      TITLE OF EACH CLASS          AMOUNT TO       PER UNIT OR        OFFERING     REGISTRATION
OF SECURITIES TO BE REGISTERED  BE REGISTERED(2)     SHARE(1)         PRICE(1)        FEE(3)
-------------------------------  ---------------- ---------------- ---------------- ------------
Common Stock, $.005 par value..    11,832,941        $1.9687       $23,295,510.75   $8,032.93(3)
Common Stock, $.005 par value..     1,109,980        $2.2969(1)    $ 2,549,513.06   $  879.14
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

--------

(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the high and low price of the Registrant's Common Stock on March 17, 1997.

(2) Pursuant to Rule 416, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the Options, Warrants and Notes.

(3) Previously paid on February 29, 1996, and January 8, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               AURA SYSTEMS, INC.

                               ----------------

         CROSS-REFERENCE SHEET PURSUANT TO REGULATION S-K, ITEM 501(b)

 ITEM NUMBER AND HEADING IN FORM S-3
        REGISTRATION STATEMENT                   LOCATION IN PROSPECTUS
 -----------------------------------             ----------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus......   Front Cover Page

  2. Inside Front and Outside Back
      Cover Pages of Prospectus.....   Inside Front Cover Page; and Outside Back
                                        Cover Pages of Prospectus; Additional
                                        Information

  3. Summary Information, Risk
      Factors and Ratio of Earnings
      to Fixed Charges..............   Summary; Risk Factors

  4. Use of Proceeds................   Inapplicable

  5. Determination of Offering
      Price.........................   Risk Factors; Plan of Distribution

  6. Dilution.......................   Inapplicable

  7. Selling Security Holders.......   Selling Stockholders and Plan of
                                        Distribution

  8. Plan of Distribution...........   Front Cover page of Prospectus; Selling
                                        Stockholders and Plan of Distribution

  9. Description of Securities to be
      Registered....................   Description of Capital Stock

 10. Interest of Named Experts and
      Counsel.......................   Legal Matters

 11. Material Changes...............   Recent Developments

 12. Incorporation of Certain          Incorporation of Certain Information by
      Information by Reference......    Reference

 13. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities...................   Inapplicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 19, 1997

                                   PROSPECTUS

--------------------------------------------------------------------------------

                               AURA SYSTEMS, INC.

                                  COMMON STOCK
--------------------------------------------------------------------------------

  This Prospectus relates to the resale by the Selling Stockholders identified herein of (i) an aggregate of 2,895,063 shares of Common Stock, $.005 par value ("Common Stock") of Aura Systems, Inc. ("Aura" or the "Company") which may be acquired by the Selling Stockholders upon the exercise of outstanding warrants at exercise prices ranging from $2.00 to $7.25 per share (the "Warrants"); (ii) an aggregate of 1,134,578 shares of Common Stock of the Company which may be acquired by the Selling Stockholders upon the exercise of outstanding options at exercise prices ranging from $1.50 to $5.50 per share (the "Options"); and
(iii) an indeterminate number of shares which may be acquired by the Selling Stockholders upon conversion of the Company's 8% Convertible Notes (the "8% Notes"); and (iv) 1,413,280 shares of Common Stock of the Company acquired by certain Selling Stockholders in private transactions which are being offered for the account of the Selling Stockholders named herein. See "Selling Stockholders and Plan of Distribution." Although the Company will receive proceeds from the exercise of outstanding Warrants and Options from time to time if and when they are exercised, the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders offered hereby.

  1,516,578 shares covered by this Prospectus were previously registered by the Company and were covered by a Prospectus dated August 30, 1994. Such registration statement and Prospectus have been superseded in their entirety by this Prospectus and the new Registration Statement to which it relates.

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," AT PAGE 6, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

  The Common Stock of the Company is traded on the NASDAQ Stock Exchange under the symbol "AURA". On March 17, 1997, the last reported sales price for Aura's Common Stock on the NASDAQ Stock Exchange was $2.28. See "PRICE RANGE OF COMMON STOCK".

              The date of this Prospectus is                , 1997

                             AVAILABLE INFORMATION

  Aura is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices located at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site on the Internet, http://www.sec.gov, that also contains such reports, proxy statements and other information filed by the Company.

  The Company has filed with the Commission a Registration Statement (together with all amendments and exhibits, the "Registration Statement") on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or other reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, all of which are previously filed with the Commission pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended February 29, 1996 ("1996 Form 10-K"); (ii) the Company's Quarterly Reports on Form 10-Q, including amendments thereto, for the quarters ended May 31, 1996, August 31, 1996, and November 30, 1996; (iii) the Company's Form 8-K dated September 20, 1996; and (iv) the Company's Proxy Statement dated July 8, 1996.

  All other reports and documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), and 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Steven C. Veen, Senior Vice President and Chief Financial Officer, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, California 90245, (310) 643-5300.

                                    SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. An investment in the shares of the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the factors discussed under "RISK FACTORS".

                                  THE COMPANY

  Aura Systems, Inc. ("Aura" or the "Company") is engaged in the development, commercialization and sales of products, systems and components using its patented and proprietary electromagnetic and electro-optical technology, as well as the sale of other products which do not utilize this technology, such as sound cards, CD ROMs, multimedia kits, modems, and computer monitors. The Company's proprietary and patented technology is being developed for use in systems and products for commercial, industrial, consumer and government use. To date, a combination of Aura funds and commercial and governmental development contracts have been utilized in the process of developing product applications.

  In 1996 the Company merged its operations into four operating divisions: (1) AuraSound, which manufactures and sells professional and consumer sound systems and components and interactive products, including speakers, amplifiers, Bass Shakers, and sound cards; (2) NewCom, which manufacturers or packages for sale, and distributes computer related products, including CD ROM drives, modems, computer speakers, monitors, sound cards and multimedia kits; (3) Automotive and Industrial, which is commercializing products with automotive and industrial applications, including AuraGen and EVA; and (4) Display Systems, which is commercializing Aura's actuated mirror array technology in consumer and commercial display systems for use in televisions, computer displays and theaters. For further information regarding the business of the Company, see "Business of the Company" herein.

  References herein to the "Company" or "Aura" include Aura and its subsidiaries, unless the context indicates otherwise. The Company's headquarters are located at 2335 Alaska Avenue, El Segundo, California 90245, and its telephone number is (310) 643-5300.

                                  RISK FACTORS

  See "RISK FACTORS" for a discussion of certain factors that investors should consider carefully in evaluating an investment in the Common Stock offered hereby. These risk factors include, among other things, a history of operating losses, the continuing need for additional capital, competition and other factors.

                                  THE OFFERING

  The securities offered by the Selling Stockholders include the following:

 Shares of Common Stock issuable upon exercise
  of Outstanding Warrants.....................  2,895,063

 Shares of Common Stock issuable upon exercise
  of Outstanding Options......................  1,134,578

 Shares of Common Stock issuable upon
  conversion of 8% Notes......................  3,833,768(1)

 Other Shares of Outstanding Common Stock.....  1,413,280

 Shares Outstanding:
 Common Stock Outstanding before The Offering.  76,995,257

 Common Stock Outstanding after the Offering
  (assuming the exercise or conversion of all
  Warrants, Options and 8% Notes)(2)..........  84,883,641

 Use of Proceeds..............................  Although the Company will receive up to $13,916,160 of
                                                proceeds from the exercise of
                                                Warrants and Options from time
                                                to time, the Company will not
                                                receive any proceeds from this
                                                Offering by Selling
                                                Stockholders.

 NASDAQ Stock Exchange Symbol.................  AURA

--------
(1) Assumes a conversion price of $1.95 per share and the conversion of all of the 8% Notes. The actual conversion price is determined by a formula based upon the market price of Aura's Common Stock at the time of conversion. The right of the holders of the Notes to convert the principal into Common Stock is subject and subordinate to the Company's right to redeem the Notes. See "Recent Developments" herein.

(2) Based upon the number of shares outstanding as of February 25, 1997. Excludes (i) approximately 3,000,000 shares not covered by this Prospectus which are reserved for issuance upon conversion of outstanding warrants and options, (ii) approximately 1,085,000 shares issuable upon conversion of the Secured 7% Convertible Notes, (iii) approximately 4,076,000 shares issuable upon exercise of outstanding options under the Company's 1989 Stock Option Plan, and (iv) an indeterminate number of shares issuable upon conversion of $900,000 of outstanding Debentures. See "Recent Developments" herein.

                         SUMMARY FINANCIAL INFORMATION

                      AURA SYSTEMS, INC. AND SUBSIDIARIES

                         (UNAUDITED)  (UNAUDITED)
                         NINE MONTHS  NINE MONTHS
                            ENDED        ENDED       YEAR ENDED   YEAR ENDED    YEAR ENDED
                         NOVEMBER 30, NOVEMBER 30,  FEBRUARY 29,   FEBRUARY     FEBRUARY 28,
                             1996         1995          1996       28, 1995        1994
                         ------------ ------------  ------------  -----------  ------------
OPERATING DATA:
  Gross Revenues........ $ 80,322,923 $ 55,213,242  $ 82,259,010  $44,214,242  $ 16,369,825
  Net income (loss).....    1,998,908   (2,022,571)  (26,087,090)  (2,649,879)  (10,594,302)
  Net income(loss) per
   share................          .03         (.04)         (.48)        (.07)         (.35)
  Weighted average
   shares outstanding...   65,818,905   51,374,076    53,860,527   37,217,673    30,117,742

BALANCE SHEET DATA:
  Working Capital....... $ 86,800,774 $ 86,445,237  $ 71,362,882
  Total Assets..........  168,989,719  129,998,677   134,080,568
  Total Liabilities
   (including
   deferred income).....   42,730,118   15,989,039    34,917,462
  Net Stockholders'
   Equity...............  126,259,601  114,009,638    99,163,106

                                 RISK FACTORS

  THE SHARES OF AURA'S COMMON STOCK MUST BE CONSIDERED A SPECULATIVE INVESTMENT INVOLVING A HIGH DEGREE OF RISK. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE INVESTING IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

HISTORY OF LOSSES; SIGNIFICANT ACCUMULATED DEFICIT; POSSIBILITY OF FUTURE
LOSSES

  The Company and its predecessors on a consolidated basis have recognized net losses in each fiscal year to date. The Company has incurred cumulative losses in each fiscal year to date and has an accumulated deficit through February 28, 1996 ("Fiscal 1996") of approximately $67 million. Although the Company achieved a profit for the nine months ended November 30, 1996, there can be no assurance that the Company will remain profitable or that its activities or operations will be successful. In addition, because the Company's efforts have been directed towards product development and the introduction of new products in the recent past, revenues and operating results have been uneven and may continue to be so during Fiscal 1997 and beyond.

GENERAL NEED FOR ADDITIONAL CAPITAL AND NO ASSURANCE IT WILL BE AVAILABLE

  The cash flow generated from the Company's operations to date has not been sufficient to fund its working capital needs. The Company has relied upon external sources of financing to maintain its liquidity, principally private and bank indebtedness and equity financing. The Company expects to fund any operating shortfall in Fiscal 1998 from cash on hand and available credit facilities, and expects to continue to seek external sources of capital such as debt and equity financing. There are no assurances that such funds will be available at the times or in the amounts required by the Company. In the event any such financing involves the issuance of equity securities, existing stockholders may suffer dilution in net tangible book value per share. The unavailability of funds could have a material adverse effect on the Company's financial statements, results of operations and ability to expand its operations.

HIGHLY COMPETITIVE INDUSTRIES; RAPID TECHNOLOGICAL CHANGE

  The industries in which the Company operates are extremely competitive and characterized by rapid technological change. Many of its competitors have substantially greater financial resources than the Company, spend considerably larger sums than the Company on research, new product development and marketing, and have long-standing customer relationships. Furthermore, the Company must compete with many larger and better established companies in the hiring and retention of qualified personnel. Although the Company believes it has certain technological advantages over its competitors, realizing and maintaining such advantages will require the Company to develop customer relationships and will depend on market acceptance of its products. Future revenues and profits will be dependent to a large extent on the introduction of new products. Competitive pressures could reduce market acceptance of the Company's products, and there can be no assurance the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully in the future.

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a considerable degree on the continued services of Zvi (Harry) Kurtzman, its President, and Arthur J. Schwartz, its Executive Vice President, as well as a limited number of highly qualified scientists. The Company has non-competition and secrecy agreements with these individuals; however, none of these individuals has an employment agreement with the Company, nor does the Company maintain key-man life insurance. The loss of any of these individuals could have a material adverse effect on the Company.

PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY

  The Company protects its proprietary technology by means of patent protection, trade secrets and unpatented proprietary know-how. No assurance can be given that pending or future patent applications will issue as patents or that any patents which have been or may be issued will provide the Company with adequate protection with respect to the covered products or technology. Moreover, a portion of the Company's proprietary technology is dependent upon unpatented trade secrets and know-how. Although the Company enters into confidentiality agreements with individuals and companies having access to proprietary technology whenever practicable, such agreements may not provide meaningful protection for this technology in the event of any unauthorized use or disclosure of such know-how. Further, in cases where patent protection does not exist, the Company may be exposed to competitors who independently develop substantially equivalent technology or otherwise gain access to the Company's trade secrets, know-how or other proprietary information.

LIMITED MANUFACTURING EXPERIENCE; DEPENDENCE UPON THIRD PARTY MANUFACTURERS

  Although the Company has substantial experience in the manufacture of microwave components and has begun to acquire experience regarding manufacture of products utilizing its magnetics technology, the Company currently has limited capability to manufacture its proposed products by itself on a commercial scale. Accordingly, the Company could experience delays in meeting customer needs. In order to reduce risks associated with manufacturing, for certain of its manufacturing needs, the Company has entered and in the future intends to enter into joint development, joint venture or subcontract arrangements with qualified manufacturers. As a result, the Company expects that it will be dependent on partners, licensees or other entities for commercial scale manufacturing of its products. In the event the Company decides to establish a commercial scale manufacturing facility, the Company may require substantial additional funds and personnel and would be required to comply with regulations applicable to such a facility. There can be no assurance that the Company will be able to enter into arrangements for the manufacturing of its product or to obtain additional capital to conduct such activities independently.

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of Common Stock in the public market by stockholders (and future issuances of Common Stock upon the exercise of options, warrants, or convertible debt) may adversely affect the market price of the Company's stock. For example, pursuant to an outstanding registration statement on file with the Commission a total of approximately 7,000,000 shares of Common Stock issuable upon the exercise of outstanding warrants and options are eligible for future resale in the public market. Approximately 1,085,000 shares will become eligible for resale upon the conversion of the Company's 7% Secured Convertible Notes. In addition, the Company has outstanding approximately $900,000 of convertible debentures (the "Debentures") which are convertible into shares of Common Stock. See "Recent Developments--Recent Financing Activities" herein.

SHAREHOLDER LITIGATION

  Claims have been made against the Company and certain of its directors, Zvi Kurtzman, Arthur J. Schwartz, Cipora Kurtzman Lavut, Neal B. Kaufman, Harvey Cohen, and Norman Reitman, and two former directors, in two purported class action lawsuits filed in May 1995 alleging that as a result of information disseminated by the Company the market price of Aura's Common Stock was artificially inflated at certain times. These claims were dismissed by the court, and the plaintiffs have filed an appeal to the Court of Appeals as to all of the named defendants other than Norman Reitman and Harvey Cohen, which appeal is currently pending. Although no prediction can be made as to the ultimate outcome of the proceedings, the Company believes that it has meritorious defenses. See Note 5 to the Company's financial statements appearing in its Form 10-Q for the quarter ended August 31, 1996.

ABSENCE OF DIVIDENDS

  The Company has never paid cash dividends on its Common Stock and does not expect to pay any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in its business. The Company is not a party to any agreements which restrict its ability to pay dividends in the future.

EFFECT OF ANTI-TAKEOVER PROVISIONS

  The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change in control of the Company.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company on a consolidated basis, (i) as of November 30, 1996, and (ii) and as adjusted on a pro forma basis to give effect to the issuance of 4,029,641 shares by the Company covered by this Prospectus upon the exercise of 2,895,063 Warrants and 1,134,578 Options, conversion of the 8% Notes, and the conversion of $895,000 principal amount of Debentures into Common Stock subsequent to November 30, 1996. For further information regarding the 8% Notes, see "Recent Developments" herein.

                                                         SECURITIES ISSUED
                                                     --------------------------
                                                                        AS
                                                        ACTUAL     ADJUSTED(1)
                                                     ------------  ------------
   Total Debt:
      Current Installments of Notes Payable........  $  5,396,104  $  5,396,104
   Secured 7% Convertible Notes--due 2002 and other
    debt...........................................     8,389,465     8,389,465
   Convertible Debentures..........................     5,340,000       900,000
   8% Notes........................................           --            --
   Stockholders' equity:
     Common Stock, $.005 par value, 100,000,000
      shares authorized, and 74,074,790 shares
      issued and outstanding, and 84,883,641 as
      adjusted.....................................       370,374       421,469
   Additional paid-in capital                         191,572,414   220,011,398
   Accumulated deficit.............................   (65,683,187)  (65,683,187)
                                                     ------------  ------------
   Net stockholders' equity........................   126,259,601   154,749,680
                                                     ------------  ------------
       Total Capitalization........................  $145,385,170  $169,435,249
                                                     ============  ============

--------
(1) Based upon the number of shares outstanding as of February 25, 1997. Excludes (i) approximately 3,000,000 shares not covered by this Prospectus which are reserved for issuance upon conversion of outstanding warrants and options, (ii) approximately 1,085,000 shares issuable upon conversion of the Secured 7% Convertible Notes, (iii) approximately 4,076,000 shares issuable upon exercise of outstanding options under the Company's 1989 Stock Option Plan, and (iv) an indeterminate number of shares issuable upon conversion of the remaining $900,000 of Debentures.

                            BUSINESS OF THE COMPANY

  Aura is engaged in the development, commercialization and sales of products, systems and components using its patented and proprietary electromagnetic and electro-optical technology, as well as the sale of products which do not utilize this technology, such as sound cards, CD ROMs multimedia kits, modems, and computer monitors. The Company's proprietary and patented technology is being developed for use in systems and products for commercial, industrial, consumer and government use. To date, a combination of Aura funds and commercial and governmental development contracts have been utilized in the process of developing product applications.

  In 1996 the Company merged its operations into four operating divisions: (1) AuraSound, which manufactures and sells professional and consumer sound systems and components and interactive products, including speakers, amplifiers, Bass Shakers, and sound cards; (2) NewCom, which manufactures or packages for sale, and distributes computer related products, including CD ROM drives, modems, computer speakers, monitors, sound cards and multimedia kits;
(3) Automotive and Industrial, which is commercializing products with automotive and industrial applications, including AuraGen and EVA; and (4) Display Systems, which is commercializing Aura's actuated mirror array technology in consumer and commercial display systems for use in televisions, computer displays and theaters.

TECHNOLOGY

  The Company's electromagnetics technology involves: (i) high force electromagnetic actuators ("HFAs"), which are devices that create lateral force upon command and combine the high forces and long strokes of hydraulic or pneumatic actuators with the speed and precision of voice coil actuators;
(ii) electromagnetic actuators ("EMA"), an actuator with no permanent magnets which provides greater control than a standard solenoid; (iii) patented magnetic techniques and circuits that provide high efficiency in a smaller and lighter package, as compared to the standard techniques available for electric motors and generators ("AuraGen" and "FAS") and (iv) electromagnetic actuation and control systems for variable opening and closing time, used to control valves for internal combustion engines ("EVA"). The Company's electro-optical technology consists of actuated mirror array ("AMA") display technology, which is a new and unique light valve with no absorptive or dispersive elements between the light source and the image displayed to the user, which the Company expects has applications in large screen television, movie or exhibition displays.

PRINCIPAL PRODUCTS

  Sound Related Products

  Speakers

  Aura has developed a line of audio speakers based upon Aura's patented electromagnetic actuator and other proprietary magnetic and acoustical techniques. Utilizing the Company's "Neo-Radial Technology" ("NRT"), Aura has developed speakers that are more efficient, require no magnetic shielding and provide longer stroke for deeper base as well as lower distortion due to its under-hung magnetic configuration. Aura's expertise and know-how in magnetic materials, circuit and actuation has resulted in other speaker designs that provide improved power capabilities as well as lower distortion, using dual magnetic systems ("DMS") circuits and magnetic circuits and drivers using combinations of Neo and ferrite magnets.

  AuraSound speakers have been sold commercially since 1992, and are currently being sold to both end users and computer and television OEM's as well as the auto aftermarket and the professional sound market. In 1996 the AuraSound division introduced three new product lines utilizing its proprietary technology: Aspect multi-media speakers (NRT), designed for the computer multimedia market; the Mobile Reference series (NRT), which is the top-of-the-line for car sound aftermarket, and the Mobile performance series (DMS), which is a middle-of-the-line car aftermarket sound systems. Aspect series speakers are sold through dealers and mass merchandisers throughout the country, both as stand alone and packaged in multimedia kits. The auto aftermarket speakers are sold through dealers and installers.

  MYS Speakers. The AuraSound division expanded its range of sound products and distribution channels in 1996 with the acquisition of MYS Corp. of Japan. MYS has developed the Linaeum line of home audio speakers, which utilize a patented advanced driver technology. MYS also manufactures, markets and sells other moderately priced, conventional multimedia and bookshelf sound systems through Radio Shack and others. MYS has also recently begun to incorporate the NRT driver into some of its speaker lines.

  Revolver Speakers. The AuraSound division expanded its range of sound products for home theater in Europe with the acquisition of Revolver U.K. Ltd. in the U.K. in the latter part of 1996. Revolver markets and sells middle range home theater sound systems in the U.K. and many of the other European countries. Currently, Aura is upgrading the Revolver line with its technologies for both NRT drivers and other acoustical techniques developed by AuraSound engineering.

  Professional Speakers. AuraSound NRT speakers are showcased by its wholly owned subsidiary, Electrotec, Inc., which leases high end concert sound systems to the contemporary touring music industry. In addition, the AuraSound professional NRT speakers are sold to high end manufacturers and distributors.

  Bass Shakers

  In Fiscal 1995 the Company commenced production of the Bass Shaker, a patented electromagnetic actuator which generates the bass effect of a large sub-woofer in both car and home stereo systems without producing the loud volume which typically accompanies bass range speakers. In 1996 the Company also introduced the Bass Shaker Plus, a complete system that includes the Bass Shakers, a fader system, Aura digital amplifier and installation accessories. Currently, the Bass Shaker and Bass Shaker Plus are sold through approximately 400 dealers across the U.S. Alpine is an OEM for the Bass Shaker and both systems are sold internationally through distributors.

  Interactors and Theater Seat Transducers

  The Company has developed a line of interactive products which utilize Aura's electromagnetic technology. The first interactive product developed by Aura, introduced in 1994, was called the Interactor, a vest that incorporated an electromagnetic actuator and is configured to be worn over the upper torso and can be plugged into video game systems currently on the market. The product is currently sold mostly in Europe, with sales being discontinued in the U.S. Aura is also selling its Theater Seat Transducer, which creates the same interactive experience in movie theaters with a movie action or sound track. The system is a variation of the Bass Shaker used for cars and homes. In addition, the Company is manufacturing, marketing and selling an interactive pillow based on the same actuation system used in the Interactor, to be used with sound systems, computers and television to enhance end user experiences. This product is sold through distributors.

  Amplifiers

  In order to fill its product line the Company acquired Phillips Sound Labs ("PSL") to provide 12 volt power amplifiers to complement the speaker systems sold by the Company. These current amplifiers are sold through dealers and distributors under the PSL and FORCE brand names.

  Sound Cards

  Aura designs, manufactures, and sells sound cards for computer systems for both OEM's and in multimedia kits sold through distributors. Aura recently enhanced its capabilities in this area with the addition of a group of scientists and engineers from Crystal Lake Corp. in Portland, Oregon.

  Computer Related Products

  Multimedia Products

  Aura, principally through its NewCom subsidiary, is engaged in the manufacture, packaging and sale of leading edge, high performance computer multimedia products for the personal computer market through distributors and mass merchandisers. These products include, among others, computer sound cards, which can be utilized with both AuraSound and conventional speakers, data fax modems, CD-ROM's, amplifiers and other components. NewCom also manufactures and sells multimedia kits to end users in order to add or upgrade multimedia capabilities to their personal computer systems. These multimedia kits typically include CD-ROM's bundled with sound cards and conventional 3" desktop speakers as well as numerous CD titles licensed from unaffiliated third parties. CD-ROM's distributed by Aura, and until the fourth quarter of Fiscal 1997, conventional speakers contained in the multimedia kits, have been sourced from unaffiliated third parties. Commencing in the fourth quarter of Fiscal 1997 the Company has included its AuraSound desktop speakers and conventional speakers manufactured by MYS in some of the multimedia kits.

  Display Monitors

  Since 1993, the Company has been distributing computer monitors manufactured by unaffiliated third parties in order to develop relationships with potential OEM customers for its speakers and other computer related products. The Company has also recently commenced sales of computer monitors, mostly in India, under both the Newcom and Aura brand names. In addition, the Company will start shipping its unique Web Pal set top box in the first quarter of 1997. This Web Pal appliance will allow consumers with standard television sets to access the Internet. In late 1996 the Company also acquired a distribution license from Alaris Corp. to market and distribute to dealers a new product that will allow users to send both video and sound (VideoGram) through conventional E-mail. This system is composed of both hardware and software.

  Automotive and Industrial

  Automotive

  Aura has developed two breakthrough automotive products, each of which has been demonstrated through a working prototype in a fully functioning gasoline powered vehicle. Aura's Electromagnetic Valve Actuator System ("EVA") is a patented electromagnetically powered system which opens and closes engine valves at any user specified time. The system simplifies conventional engine mechanics by eliminating the entire camshaft assembly. The Company is retro-fitting EVA to adapt its design and configuration for different types of diesel, automobile and motorcycle engines. The Company is under contract with 13 companies to demonstrate EVA on running engines. AuraGen is a unique electromagnetic generator that is mounted to the automobile engine, which generates both 110 volt and 220 volt AC power. AuraGen is the only load follower AC generator: the power generated by AuraGen is directly proportional to the load on the system. This allows for longer lifetime as well as more economical usage. AuraGen turns a vehicle's idling engine into a generator capable of producing thousands of watts of power. The AuraGen will be marketed and sold in the automobile aftermarket. Potential markets include construction fleets, recreation vehicles, military vehicles and emergency vehicles. The Flywheel Alternator System ("FAS") is a unique AuraGen mounted directly to the flywheel of an automobile engine, which replaces the conventional starter and alternator. The FAS, which has been demonstrated in a commercial vehicle, is being developed for OEM applications.

  Industrial

  Aura has developed a family of electromagnetic actuators (HFA's and EMA's) that are being built and sold for a variety of industrial applications. The Company is also jointly developing with DCT Corporation a robotics welder to be used in automotive assembly applications. Currently, the Company is selling low volume actuators to end users for a variety of applications.

  Display Systems

  In 1992, the Company entered into a joint development and licensing agreement with Daewoo Electronics Co., Ltd. ("Daewoo") to develop and commercialize televisions using the AMA display technology. Daewoo, who is solely responsible for manufacturing and sales under the license agreement, has advised the Company that it may be able to begin commercial production of large screen display televisions under the license agreement in 1997. There are no assurances as to when or if Daewoo will commence commercial production of televisions incorporating Aura's AMA display technology.

PRINCIPAL SOURCES OF REVENUE

  For the nine month period ended November 30, 1996, multimedia kits were the largest single source of revenue, constituting $23 million, or 29%; speakers (exclusive of speakers in multimedia kits) contributed $20 million, or 25%, the majority of which represents speaker sales by MYS Corp.; computer monitors and modems contributed $12.9 million and $9.0 million of revenue, or 16% and 11% respectively during the period. In Fiscal 1996 multimedia kits accounted for $17 million of revenues, or 20%. During Fiscal 1996 modems and speakers (exclusive of speakers in multimedia kits) contributed $12 million and $9 million, or 15% and 11% of revenues, respectively. For the fiscal years ended February 29, 1996 and February 28, 1995, sales of computer monitors accounted for revenues of $24.1 million and $6.5 million, or 29% and 15%, respectively. During Fiscal 1995, Interactors accounted for $21 million of revenues, or 48%. No other products accounted for more than 10% of revenues during the foregoing periods.

                          PRICE RANGE OF COMMON STOCK

  From March 1987 until November 1988, Aura's Common Stock was traded over-the-counter but was not quoted in any automated quotation system of a registered securities association. Since November 1988 Aura Common Stock has been quoted on the NASDAQ quotation system under the trading symbol "AURA". In May 1991 Aura shares became listed on the NASDAQ Stock Exchange.

  Set forth below are high and low sales prices of the Common Stock of Aura for each quarterly period in each of the three most recent fiscal years through November 30, 1996. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions in Common Stock. The Company had approximately 4,449 stockholders of record as of December 23, 1996.

                                 PERIOD                                HIGH LOW
                                 ------                                ---- ----
   Fiscal Year Ended February 28, 1995 ("Fiscal 1995")
     First Quarter ended May 31, 1994................................. 9.00 6.50
     Second Quarter ended August 31, 1994............................. 9.38 7.00
     Third Quarter ended November 30, 1994............................ 7.88 3.94
     Fourth Quarter ended February 28, 1995........................... 5.38 3.06
   Fiscal Year Ended February 29, 1996 ("Fiscal 1996")
     First Quarter ended May 31, 1995................................. 5.68 3.00
     Second Quarter ended August 31, 1995............................. 5.50 4.50
     Third Quarter ended November 30, 1995............................ 8.25 4.50
     Fourth Quarter through February 29, 1996......................... 6.75 4.06
   Fiscal Year Ended February 28, 1997 ("Fiscal 1997")
     First Quarter ended May 31, 1996................................. 5.56 3.88
     Second Quarter ended August 31, 1996............................. 4.31 2.50
     Third Quarter ended November 30, 1996............................ 3.31 1.88
     Fourth Quarter ended February 28, 1997........................... 3.06 1.75

  On March 17, 1997, the last reported sales price for the Company's Common Stock was $2.28.

DIVIDEND POLICY

  The Company has not paid any dividends on its Common Stock and currently intends to retain any future earnings for use in its business. Therefore, the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company is not a party to any agreements which would restrict its ability to pay dividends in the future.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following Selected Consolidated Financial Data has been taken or derived from the audited consolidated financial statements of the Company or the Company's unaudited financial statements, and should be read in conjunction with and is qualified in its entirety by the full consolidated financial statements, related notes and other information included elsewhere herein.

                              NINE MONTHS ENDED                                  YEAR ENDED
                          --------------------------  --------------------------------------------------------------------
                          NOVEMBER 30,  NOVEMBER 30,  FEBRUARY 29,  FEBRUARY 28,  FEBRUARY 28,  FEBRUARY 28,  FEBRUARY 29,
                              1996          1995          1996          1995          1994          1993          1992
                          ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                       (UNAUDITED)
Revenues................  $ 80,322,923  $ 55,213,242  $ 82,259,010  $44,214,242   $ 16,369,825  $11,005,379   $11,134,502
Cost of Revenues........    59,004,256    43,890,839    71,849,204   30,064,935     13,714,813   10,605,654     7,488,192
Research and development
 expenses...............     5,719,512     1,921,718     5,225,735    2,037,467      2,286,051    2,813,018     2,040,662
General and
 administrative
 expenses...............    13,236,608    11,472,459    26,399,794   14,407,919      6,259,748    6,402,428     5,277,936
Provision for contract
 losses.................                                       --       133,261         17,133      183,597       435,267
Equity losses from AMS
 investments(1).........           --            --            --           --           9,454      511,923       649,355
Total costs and
 expenses...............    18,956,120    13,394,177                 46,643,582     22,287,199   20,516,620    15,891,412
 Income (Loss) from
  operations............     2,362,547    (2,071,774)  (26,385,883)  (2,429,340)    (5,917,374)  (9,511,241)   (4,756,910)
Other Income and
 Expense:
 Interest expenses
  (income) net..........      (235,055)     (446,614)     (298,793)     220,539        301,928      133,876        42,925
 Class action litigation
  and other settlement..           --            --            --           --       4,375,000          --            --
 Net Income (loss)......  $  1,998,908  $ (2,022,571) $(26,087,090) $(2,649,879)  $(10,594,302) $(9,645,117)  $(4,799,835)
 Net Income (loss) per
  common share..........  $        .03  $       (.04) $       (.48) $      (.07)  $       (.35) $      (.36)  $      (.19)
 Weighted average number
  of common shares......    65,818,905    51,374,076    53,860,527   37,217,673     30,117,742   26,881,421    25,837,069
                          NOVEMBER 30,  NOVEMBER 30,  FEBRUARY 29,  FEBRUARY 28,  FEBRUARY 28,  FEBRUARY 28,  FEBRUARY 29,
                              1996          1995          1996          1995          1994          1993          1992
                          ------------  ------------  ------------  ------------  ------------  ------------  ------------
Balance Sheet Data:
Working capital.........  $ 86,800,774  $ 86,445,237  $ 71,362,882  $33,796,181   $ 11,353,783  $ 3,593,473   $ 4,906,224
Total assets............   168,989,719   129,998,677   134,080,568   73,467,003     37,564,037   22,695,481    20,158,394
Total Liabilities and
 deferrals..............    42,730,118    15,989,039    34,917,462   19,213,584     19,488,244   15,439,765     4,634,002
Net stockholders'
 equity.................   126,259,601   114,009,638    99,163,106   54,253,419     18,075,793    7,255,716    15,524,392

-------

(1) In the fiscal years ended February 28, 1994, February 28, 1993 and February 29, 1992, the Company reported results of Aura Medical Systems, Inc. on the equity method. In the fiscal years ended February 29, 1996 and February 28, 1995 they were consolidated.

                              RECENT DEVELOPMENTS

  The following information describes certain changes in the Company's affairs which have occurred since the end of Fiscal 1996 and should be read in conjunction with the financial statements, related notes and other information included elsewhere or incorporated by reference in this Prospectus.

RECENT FINANCING ACTIVITIES

  In the Fall of 1996 the Company completed a private placement of $10,000,000 principal amount of its unsecured Debentures. The Debentures bear interest at the rate of between 5-8% per annum, payable quarterly in arrears, with the entire unpaid principal balance due in 1998. Principal may be converted by the holder into Common Stock of the Company in accordance with a stated formula, subject to certain conditions, prior to maturity. At February 25, 1997, approximately $900,000 principal amount of the Debentures remained outstanding.

  In December 1996 the Company completed a private placement of $7.5 million of its unsecured convertible notes (the "8% Notes") to three institutional investors. The Notes bear interest at the rate of 8% per annum, payable quarterly in arrears, with the entire principal balance due in 1998. Principal may be converted by the holder into Common Stock of the Company in accordance with a stated formula commencing in February 1997. The Company has the right to redeem the Notes at any time prior to maturity upon payment of the applicable redemption premium. Under the terms of the placement, the Company is registering the shares issuable upon conversion of the 8% Notes, the resale of which are covered by this Prospectus.

  In December 1996 the Company obtained a $12 million revolving credit facility from a major financial institution. The credit facility is secured by certain of the Company's inventory and accounts receivable.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

  All of the shares of Common Stock of the Company covered by this Prospectus which may be offered from time to time are being sold for the account of the selling stockholders named in the table below under "Shares of Common Stock Offered by Selling Stockholders" (the "Selling Stockholders"). The shares which may be offered by the Selling Stockholders upon the exercise of outstanding, unexercised Warrants and Options consist of the following: (i) 135,000 shares issuable upon exercise of outstanding Warrants at an exercise price of $4.00 per share; (ii) 675,000 shares issuable upon exercise of outstanding Warrants at $5.00 per share; (iii) 611,578 shares issuable upon exercise of outstanding Options at $4.00 per share; (iv) 170,000 shares issuable upon exercise of outstanding Options at $3.06 per share; (v) 38,000 shares issuable upon exercise of outstanding Options at $1.50 per share; (vi) 40,000 shares issuable upon exercise of outstanding Options at $4.75 per share; (vii) 550,000 shares issuable upon exercise of outstanding Warrants at $4.0625 per share; (viii) 10,000 shares issuable upon exercise of outstanding Warrants at $7.25 per share; (ix) 50,000 shares issuable upon exercise of outstanding Warrants at $5.375 per share; (x) 100,000 shares issuable upon exercise of outstanding Options at $4.50 per share; (xi) 50,000 shares issuable upon exercise of outstanding Options at $5.50 per share;
(xii) 575,063 shares issuable upon exercise of outstanding Warrants at $2.35 per share; (xiii) 900,000 shares issuable upon exercise of outstanding Warrants at $2.00 per share; (xiv) 25,000 shares issuable upon exercise of outstanding Options at $3.00 per share; (xv) 50,000 shares issuable upon exercise of outstanding Options at $2.34 per share; (xvi) 50,000 shares issuable upon exercise of outstanding Options at $3.50 per share; and (xvii) an indeterminate number of shares issuable upon conversion of the 8% Notes. All of the Warrants and Options are presently exercisable. The 4,054,641 shares of Common Stock issuable upon the exercise of outstanding Warrants and Options may be issued from time to time by the Company in accordance with the terms of the respective Warrants and Options. For further information regarding the terms of the Warrants, Options and 8% Notes, see "DESCRIPTION OF CAPITAL STOCK" and "RECENT DEVELOPMENTS."

  The remaining 1,413,280 shares of Common Stock offered by the Selling Stockholders pursuant to this Prospectus consist of (i) 315,000 shares issued to Parviz Nazarian in July 1995 in connection with the acquisition by Aura of an interest in Auratech, Inc., an Aura affiliate; (ii) 66,135 shares issued to the shareholders of GS Systems, Inc. in July 1994 to acquire certain noise cancellation technology; (iii) 812,000 shares issued to four individuals in October 1994 in exchange for their common stock in Aura Medical Systems, Inc., a subsidiary of the Company; (iv) 35,165 shares of Common Stock issued to Wall Street Group upon exercise of options at $2.84 per share; and (v) 84,980 shares issued to three individuals in connection with the acquisition of P.S.L.

  The shares of Common Stock offered by the Selling Stockholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. This Prospectus has been prepared so that future sales of the shares of Common Stock by the Selling Stockholders will not be restricted other than as set forth herein. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.

  Pursuant to rules promulgated under the Exchange Act, a Selling Stockholder who is neither affiliated nor directly or indirectly acting in concert with the issuer or with any other Selling Stockholder will be required to observe the appropriate "cooling off" period and other restrictions only prior to the individual stockholder's distribution and until such distribution ends or the shares are withdrawn from registration. Conversely, a Selling Stockholder who is affiliated or acting in concert with the issuer or another Selling Stockholder will be required to observe the appropriate "cooling off" period and other restrictions under Regulation M with respect to all offers and sales by affiliated persons.

  Except as described above or reflected in the footnotes to the Selling Stockholder Table below, no Selling Stockholder has had any material relationship with the Company or an affiliate of the Company within the past three years.

  The shares of Common Stock sold for the account of the Selling Stockholders may be sold in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate any transaction,

(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire such shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other broker-dealers, including transaction, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions as described above.

  Listed below are the names of each selling stockholder (the "Selling Stockholders"), the total number of shares owned of record (or beneficially where indicated) and the number of shares to be sold in this offering by each Selling Stockholder, and the percentage of Common Stock owned by each Selling Stockholder before and after this Offering:

                                                                 SHARES OF
                              SHARES OF          NUMBER OF     COMMON STOCK
                            COMMON STOCK         SHARES OF    OWNED OF RECORD
                           OWNED OF RECORD     COMMON STOCK        AFTER
                                PRIOR          TO BE OFFERED   COMPLETION OF
                            TO OFFERING**       FOR SELLING      OFFERING
                          -------------------- STOCKHOLDER'S  ------------------
          NAME             NUMBER      PERCENT   ACCOUNT**    NUMBER     PERCENT
          ----            ---------    ------- -------------  -------    -------
Mark Berg...............     14,600        *        14,600                   *
Joseph Bevacqua.........     84,100        *        30,000     54,100        *
Lawrence Bober..........     14,915        *        14,915                   *
H.F. Boeckmann II.......    400,000        *       400,000                   *
Jerry Breslauer.........    100,000        *       100,000                   *
Harvey Cohen(1).........    393,942(1)     *       125,000    268,942(1)     *
Robert Deeds & Margaret
 Deeds, JTWROS..........     19,028        *        19,028                   *
M.G. Doughterty.........     11,176        *        11,176                   *
Dusseldorf Securities
 Ltd....................    119,805        *       119,805                   *
Matthew & Phyllis
 Faenza.................     25,000        *        15,000     10,000        *
Fairway Capital Limited.    650,628(2)     *       562,924(2)  87,704        *
William Oliver Frick                       *                                 *
TTEE, The Frick Trust
 DTD 9/12/87............     15,000        *        15,000                   *
Robert M. Friedland.....    100,000        *       100,000                   *
Dr. Daniel Graupe.......     27,220        *        27,220                   *
Greatworth Investments
 Ltd. ..................     60,000        *        60,000                   *
Greystone Capital,
 Ltd. ..................     71,883        *        71,883                   *
Josef Grunwald..........    600,000        *       600,000                   *
Samuel S. Guzik(3)......     40,000        *        40,000                   *
Douglas W. Haney &
 Ingerlise M. Haney,
 JTWROS.................     15,000        *        15,000                   *
Ralph M. Haney Trust
 Douglas W. Haney
 Trustee................      6,100        *         6,100                   *
Melvyn Honig............     12,000        *        12,000                   *
Infinity Investors
 Ltd. ..................  3,456,980(2)   4.1     3,091,295(2)                *
Udaya & Sadhana
 Jagirdar, JTWROS.......     36,000        *        36,000                   *
Sadhana Jagirdar
 C/F Ravij Jagirdar
 U/CA/UTMF..............      6,500        *         6,500                   *
Sadhana Jagirdar
 C/F Sunjay Jagirdar
 U/CA/UTMF..............      6,500        *         6,500                   *
Dale Kaufman............     10,000        *        10,000                   *

                                                                       SHARES OF
                                    SHARES OF         NUMBER OF      COMMON STOCK
                                  COMMON STOCK        SHARES OF     OWNED OF RECORD
                                 OWNED OF RECORD    COMMON STOCK         AFTER
                                      PRIOR         TO BE OFFERED    COMPLETION OF
                                   TO OFFERING**     FOR SELLING        OFFERING
                               -------------------- STOCKHOLDER'S  ------------------
            NAME                NUMBER      PERCENT   ACCOUNT**    NUMBER     PERCENT
            ----               ---------    ------- -------------  -------    -------
Kemper Clearing Corp.
 C/F James O. McCash IRA/R/O.     40,000        *        40,000                   *
Laurentian Bank and Trust c/o
 E.M. Lowy...................     30,000        *        30,000                   *
Marlene Lavut................     21,000        *        10,000                   *
Peter J. McDermott...........     15,000        *        15,000                   *
Mirabon Investments..........     30,000        *        30,000                   *
Parviz Nazarian..............    315,000        *       315,000                   *
Chester Parkinson............     23,000        *        23,000                   *
Robert Olenoff...............    125,000        *       125,000                   *
Gerald Papazian(4)...........     38,000        *        38,000                   *
John T. Phillips & Carol
 Phillips, JTWROS............     19,028        *        19,028                   *
Norman Reitman(5)............    607,142(5)     *       325,000    282,142(5)     *
Phillip Saffman..............     25,000        *        25,000                   *
Stephen Schwartz.............     90,578        *        90,578                   *
Seacrest Capital Limited.....    562,924(2)     *       562,924(2)                *
Nancy & Suryakant Shah
 JTWROS......................    102,056        *       100,000      2,056        *
Suryakant Shah...............    300,000        *       300,000                   *
Alan Skobin C/F Jeffrey
 Skobin......................     12,000        *        12,000                   *
Lawrence Shultz..............    570,000        *       570,000                   *
Emile & Camilo Jorge.........     50,000        *        50,000                   *
David Sitrick................     24,000        *        24,000                   *
Steven P. & Katherine Snyder,
 J.T. .......................      7,000        *         7,000                   *
Paul Sullivan................     25,000        *        25,000                   *
Steven C. Veen(6)............     15,000        *        15,000                   *
Wall Street Group............     35,165        *        35,165                   *
Anthony Theoharous...........     70,000        *        70,000                   *
Sy Weintraub.................    296,000        *       296,000                   *
Robert W. Whalen.............     53,000        *        53,000                   *
Tom Wiley....................     70,000        *        70,000                   *
D & S Wilstein Family Trust..    220,000        *       200,000     20,000        *
Leonard Wilstein and Joyce
 Wilstein Revocable Trust....    200,000        *       200,000                   *

--------
 *Less than one percent.
**Assumes the exercise of all Options and Warrants.

(1) Includes 155,000 shares beneficially owned by Mr. Cohen, of which 145,000 may be purchased pursuant to options and convertible securities. Also includes 31,250 shares and 207,692 shares which may be purchased upon conversion of 7% Secured Convertible Notes, over which Mr. Cohen has voting and investment control and disclaims beneficial ownership. Mr. Cohen is a Director of the Company.
(2) Assumes a conversion price of $1.95 per share and the conversion of all 8% Notes. The actual conversion price is determined by a formula based upon the market price of Aura Common Stock prior to conversion. Therefore, the actual number of shares sold could be more or less than the number shown, depending upon the conversion price and the dollar amount converted.
(3) Mr. Guzik is a principal of Guzik & Associates, counsel for the Company. See "Legal Matters" herein.
(4) Mr. Papazian is a Vice President of the Company.

(5) Includes 365,000 shares which may be purchased pursuant to options and 242,142 shares beneficially owned by Mr. Reitman, of which 12,500 shares are owned by Mr. Reitman's wife and in which he disclaims any beneficial interest. Mr. Reitman is a Director of the Company.
(6) Mr. Veen is a Vice President and the Chief Financial Officer of the
    Company.

(7) Includes 25,000 shares which may be purchased pursuant to the exercise of options. Mr. Saffman is a Director of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  As of February 25, 1997, the authorized capital stock of the Company consisted of 100,000,000 shares of Common Stock, par value $.005 per share, of which 76,995,257 were issued and outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Common stockholders are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock has no preemptive or conversion rights or other subscription rights and there are no redemptive or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and all the shares of Common Stock offered by the Company hereby will, when issued, be fully paid and nonassessable.

WARRANTS AND OPTIONS

  The Company's outstanding warrants and options contain substantially similar terms. They are exercisable at prices ranging from $1.50 per share to $15.00 per share and expire between 1997 and 2006. The warrants and options, which are exercisable in whole or in part, have registration rights which allow the underlying shares of Common Stock to be included in a registration proposed by the Company. The warrants and options also have provisions which require the adjustment of the exercise price in the event of certain Company distributions, reclassifications, stock splits, or issuances of rights or warrants to purchase Common Stock at less than market value to holders of Common Stock.

ANTI-TAKEOVER PROVISIONS

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the Company's voting stock. The provisions of Section 203 requiring a super majority vote to approve certain corporate transactions could enable a minority of the Company's stockholders to exercise veto powers over such transactions and could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is Interwest Transfer, Salt Lake City, Utah.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Guzik & Associates, Los Angeles, California. Samuel S. Guzik, Esq., a principal of this firm, owns 40,000 options covered by the Registration Statement to which this Prospectus relates, which options are exercisable at $4.75 per share.

                                    EXPERTS

  The consolidated financial statements of the Company and subsidiaries for the years ended February 29, 1996, February 28, 1995, and February 28, 1994, incorporated by reference in this Prospectus and Registration Statement have been audited by Pannell Kerr Forster, independent auditors. Such financial statements and schedules have been so incorporated in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, exhibit and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission in Washington, D.C. and copies of such material may be obtained from such upon payment of the fees prescribed by the Commission.

  No dealer, salesman or other person has been authorized to give any information or to make any representation orth than those contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither delivery of this Prospectus nor sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   2

SUMMARY.....................................................................   3

RISK FACTORS................................................................   6

CAPITALIZATION..............................................................   9

BUSINESS OF THE COMPANY.....................................................  10

PRICE RANGE OF COMMON STOCK.................................................  14

SELECTED CONSOLIDATED FINANCIAL DATA........................................  15

RECENT DEVELOPMENTS.........................................................  16

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION...............................  17

DESCRIPTION OF CAPITAL STOCK................................................  20

LEGAL MATTERS...............................................................  20

EXPERTS.....................................................................  21

ADDITIONAL INFORMATION......................................................  21

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

   SEC registration fee............................................. $ 8,912.07
   Blue Sky fees and expenses.......................................   1,000.00
   Accounting fees and expenses.....................................   1,000.00
   Legal fees and expenses..........................................  15,000.00
   Printing and engraving expenses..................................   1,000.00
   Registrar and Transfer Agent's fees..............................     500.00
   Miscellaneous fees and expenses..................................     500.00
                                                                     ----------
     Total.......................................................... $27,912.07
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant has entered into agreements with its directors to provide indemnity to such persons to the maximum extent permitted under applicable laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

    4.1 Certificate of Incorporation of Registrant.(1)
    4.2 Bylaws of Registrant.(1)
    4.3 Form of Warrant.(2)
    5.1 Opinion of Guzik & Associates.
   23.1 Consent of Pannell Kerr Forster, certified public accountants.
   23.2 Consent of Guzik & Associates.(4)
   24.1 Power of Attorney(3)

--------
(1) Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 (File No. 33-19530).

(2) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 28, 1994 (File No. 0-17249).

(3) Incorporated by reference to the signature page of this Registration Statement as filed with the SEC on February 29, 1996.

(4) Included in Exhibit 5.1.

  (b) Financial Statement Schedules

    None

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this action do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF EL SEGUNDO, STATE OF CALIFORNIA, ON THE 18TH DAY OF MARCH, 1997.

                                          Aura Systems, Inc.

                                                /s/ Zvi (Harry) Kurtzman
                                          By___________________________________
                                                  Zvi (Harry) Kurtzman
                                          President and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ Zvi (Harry) Kurtzman        President and Director          March 18, 1997
____________________________________  (Principal Executive
        Zvi (Harry) Kurtzman          Officer)

        /s/ Steven C. Veen           Vice President, Chief           March 18, 1997
____________________________________  Financial Officer
           Steven C. Veen             (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)

                 *                   Director                        March 18, 1997
____________________________________
         Arthur J. Schwartz

                 *                   Director                        March 18, 1997
____________________________________
       Cipora Kurtzman Lavut

                 *                   Director                        March 18, 1997
____________________________________
           Norman Reitman

                 *                   Director                        March 18, 1997
____________________________________
            Harvey Cohen

                 *                   Director                        March 18, 1997
____________________________________
         Anthony T. Cascio

                 *                   Director                        March 18, 1997
____________________________________
          Neal B. Kaufman

                                     Director                        March 18, 1997
____________________________________
         Phillip G. Saffman


     /s/ Steven C. Veen
*By____________________________
        Steven C. Veen
       Attorney-in-fact

                                EXHIBIT INDEX


4.1    Certificate of Incorporation of Registrant.(1)

4.2    Bylaws of Registrant.(1)

4.3    Form of Warrant.(2)

5.1    Opinion of Guzik & Associates.

23.1   Consent of Pannell Kerr Forster, certified public accountants.

23.2   Consent of Guzik & Associates.*

24.1   Power of Attorney(3)

------------
*   Included in Exhibit 5.1

(1) Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 (File No. 33-19530).

(2) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 28, 1994 (File No. 0-17249).

(3) Incorporated by reference to the signature page of this Registration Statement as filed with the SEC on February 29, 1996.